Exhibit 99.1

IGC Provides Corporate Updates

BETHESDA, MD. March 26, 2019 / India Globalization Capital, Inc. (NYSE: IGC) announces today that, as of Wednesday, March 27, 2019, Hyalolex™, the Company’s cannabinoid-based, non-FDA approved product designed to assist in helping improve the lives of patients suffering from Alzheimer’s disease, will be available for purchase in select dispensaries in San Juan, Puerto Rico. The MSRP for a 30 ml bottle of Hyalolex™ is $55.00. For more information about Hyalolex™, visit the Company’s recently updated website at hyalolex.com.

The Company will host a doctor-patient education conference on Saturday, March 30, 2019, from 9:00 a.m. to 5:00 p.m., in San Juan, featuring several speakers.

On January 24, 2019, the Company terminated its Licensing Agreement with DaMa Pharmaceutical, LLC, with a 90-day notice period, with the termination effective April 24, 2019, and the parties were unable to negotiate a replacement agreement. DaMa Pharmaceutical is not presently involved in the launch of Hyalolex™ in Puerto Rico.

On March 22, 2019, the Company launched a new website where customers can place orders for wholesale hemp crude extract, hemp distillate, or hemp isolate, subject to certain terms and conditions, including compliance with applicable local laws and regulations. For more information about Holi Hemp, visit holihemp.com.

The Company further announces that, due to the U.S. Food & Drug Administration’s current general prohibition on the distribution of CBD-infused drinks, the Company has elected to terminate its Strategic Distributor & Partnership Agreement with Treasure Network SDN BHD, related to the sugar-free energy drink, Nitro G, effective March 26, 2019.

About IGC:

IGC has two lines of business: infrastructure and hemp-derived medical cannabis/industrial hemp. The company is based in Maryland, U.S.A. Our website: www.igcinc.us.Twitter @IGCIR

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the industries in which IGC operates, failure to commercialize one or more of the technologies of IGC, general economic conditions that are less favorable than expected, and other factors, many of which are discussed in our SEC filings. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

Contact:

Claudia Grimaldi

301-983-0998